DEWITT
ROSS & STEVENS S.C.
_____________ Law Firm

Capitol Square Office West Office

Two East Mifflin Street Firstar Financial Centre

Suite 600 8000 Excelsior Drive, Suite 401

Madison, WI 53703-2865 Madison, WI 53717-1914

Fax 608-252-9243 Fax 608-831-2106

Tel 608-255-8891 Tel 608-831-2100

Please respond to: Capitol Square Office

July 1, 2002

Board of Trustees
Mosaic Equity Trust
550 Science Drive
Madison, WI 53711

Board of Directors
La Crosse Funds, Inc.
311 Main Street
La Crosse, WI 54602

Ladies & Gentlemen:

You have requested our opinion with respect to certain federal income tax consequences of the proposed transfer of substantially all of the assets of the La Crosse Large Cap Stock Fund (the "Selling Fund"), a separate investment series of the La Crosse Funds, Inc., a Wisconsin corporation ("La Crosse Funds"), in exchange solely for shares of beneficial interest in the Investors Fund, a separate investment series of the Mosaic Equity Trust, a Massachusetts business trust (the "Equity Trust"), pursuant to an Agreement and Plan of Reorganization, dated as of June 28, 2002 (the "Reorganization Agreement"). The Investors Fund is referred to in this opinion letter as the "Acquiring Fund." This opinion is provided to the Board of Trustees of the Equity Trust and the Board of Directors of La Crosse Funds, pursuant to Section 8.6 of the Reorganization Agreement.

In rendering this opinion, we have reviewed and relied upon: the Reorganization Agreement, approved and entered into by the Board of Directors of La Crosse Funds on behalf of the Selling Fund, and the Board of Trustees of the Equity Trust on behalf of the Acquiring Fund; and upon the Prospectus/Proxy Statement, prospectively dated August 2, 2002, prepared for submission to the shareholders of the Selling Fund. We have relied, without independent verification, upon the truth of the factual representations made on behalf of the Selling Fund and the Acquiring Fund therein, and further have assumed that the transaction described therein (the "Reorganization") is concluded in accordance with the terms and provisions of the Reorganization Agreement. We further have relied on the following representations certified to us by officers of the La Crosse Funds on behalf of the Selling Fund and the Equity Trust on behalf of the Acquiring Fund respectively:

A. Each of the Selling Fund and the Acquiring Fund qualify as a "regulated investment company" within the meaning of Section 851 of the Internal Revenue Code of 1986 (the "Code"), and comply with the portfolio diversification requirements of Section 851(b)(3) of the Code.

B. The Selling Fund has not redeemed and will not redeem any outstanding shares of beneficial interest in the Selling Fund in connection with the Reorganization, except to the extent necessary to comply with its legal obligation to redeem its shares in the ordinary course of its business.

C. The Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be issued to the Selling Fund shareholders in connection with the Reorganization, except to the extent necessary to comply with its legal obligation to redeem its shares in the ordinary course of its business.

D. The Acquiring Fund has no plan or intention to sell or dispose of any of the assets of the Selling Fund which will be acquired by the Acquiring Fund pursuant to the Reorganization, except for dispositions made in the ordinary course of its business, and to the extent necessary to enable the Acquiring Fund to comply with its legal obligation to redeem its shares in the ordinary course of its business.

E. Following the Reorganization, the Acquiring Fund will utilize the acquired assets of the Selling Fund and continue the historic business of the Selling Fund in a substantially comparable manner, as part of the ongoing business of the Acquiring Fund as an open-end, registered investment company.

F. The Acquiring Fund will not make any payment or distribution of cash or property to the Selling Fund or to any shareholder of the Selling Fund in connection with the Reorganization, other than the issuance of shares of beneficial interest in the Acquiring Fund.

G. Following the Reorganization, the Selling Fund will promptly distribute to its shareholders all shares of beneficial interest in the Acquiring Fund received by it in connection with the Reorganization, pursuant to the provisions of the Reorganization Agreement.

H. To the best knowledge of management of the La Crosse Funds and the Selling Fund, there is no present plan or intention on the part of the holders of shares of beneficial interest in the Selling Fund to sell, exchange or otherwise dispose of any of the shares of beneficial interest in the Acquiring Fund which will be received by them pursuant to the Reorganization.

I. Immediately following consummation of the Reorganization, the Acquiring Fund will possess the same assets and liabilities possessed by the Selling Fund immediately prior to the Reorganization, excepting only those assets used to pay expenses incurred in connection with the Reorganization.

J. The foregoing representations are true on the date of this opinion letter and will be true on the date of closing of the Reorganization.

Based upon and subject to the foregoing, and upon our examination of the legal authority we have deemed to be relevant, it is our opinion that for federal income tax purposes:

1. The transfer of substantially all of the Selling Fund assets in exchange for the Acquiring Fund shares and the assumption by the Acquiring Fund of certain identified liabilities of the Selling Fund, followed by the distribution of shares of the Acquiring Fund to the Selling Fund shareholders in dissolution and liquidation of the Selling Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Selling Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Selling Fund solely in exchange for the Acquiring Fund shares and the assumption by the Acquiring Fund of certain identified liabilities of the Selling Fund.

3. No gain or loss will be recognized by the Selling Fund upon the transfer of the Selling Fund assets to the Acquiring Fund in exchange for the Acquiring Fund shares and the assumption by the Acquiring Fund of certain identified liabilities of the Selling Fund, or upon the distribution (whether actual or constructive) of the Acquiring Fund shares to the Selling Fund shareholders in exchange for their shares of the Selling Fund.

4. No gain or loss will be recognized by the Selling Fund's shareholders upon the exchange of their shares in the Selling Fund for the shares of the Acquiring Fund in liquidation of the Selling Fund.

5. The aggregate tax basis for the Acquiring Fund shares received by each Selling Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Selling Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares to be received by each Selling Fund shareholder will include the period during which the Selling Fund shares exchanged therefore were held by such shareholder (provided that the Selling Fund shares were held as capital assets on the date of the Reorganization).

6. The tax basis of the Selling Fund assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Selling Fund immediately prior to the Reorganization, and the holding period of the assets of the Selling Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Selling Fund.

This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 to be filed by the Equity Trust in connection with the Reorganization and to use of our name and reference to our firm therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

(signature)

DeWitt Ross & Stevens S.C.